UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    February 11, 2016

BLOOMIN’ BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35625	20-8023465
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code  (813) 282-1225

 N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On February 11, 2016, New Private Restaurant Partners, LLC (“PRP”), a wholly-owned subsidiary of Bloomin’ Brands, Inc. (the “Company”), as borrower, and Wells Fargo Bank, National Association, as lender (the “Lender”), entered into a loan agreement (the “Loan Agreement”), pursuant to which PRP borrowed $300.0 million (the “Loan”). The Loan bears interest, payable monthly, at a variable rate equal to 250 basis points above the seven-day U.S. dollar LIBOR, subject to adjustment in certain circumstances.
The Loan has an initial maturity date of February 11, 2018 (the “Initial Maturity Date”). PRP will have the option to extend the Initial Maturity Date for one twelve-month extension period provided that certain conditions are satisfied, including that, at the Initial Maturity Date, (i) the outstanding Loan balance does not exceed $110.0 million, (ii) OSI Restaurant Partners, LLC, a wholly-owned subsidiary of the Company, does not exceed a specified maximum leverage ratio and has not experienced a credit rating downgrade below specified levels, and (iii) no default exists under the Loan Agreement.
The Loan is secured by mortgages granted in favor of the Lender on 148 properties owned by PRP (the “Properties”), and PRP has made negative pledges with respect to 98 additional unencumbered properties (the “Unencumbered Properties”). The Properties and the Unencumbered Properties are leased by PRP to another wholly-owned subsidiary of the Company pursuant to the Amended and Restated Master Lease Agreement, dated March 27, 2012 and amended on February 11, 2016 (the “Master Lease”).
The Loan Agreement includes provisions that allow the Company to refinance or sell the Properties and the Unencumbered Properties, subject to compliance with certain terms and conditions, including that specified release proceeds are applied against the outstanding Loan balance.
Upon the occurrence and continuation of certain conditions under the Loan Agreement, including if the outstanding Loan balance exceeds $210.0 million on or after March 1, 2017 or $160.0 million on or after September 1, 2017, the Lender will have the right to apply rental income received by PRP under the Master Lease against the outstanding Loan balance.
The Loan Agreement also includes customary representations and warranties, restrictions, covenants and events of default (including a default under the Master Lease).
The proceeds of the Loan were used, together with borrowings under the Company’s revolving credit facility, to prepay a portion, and fully defease the remainder, of the Company’s 2012 commercial mortgage-backed securities loan (the “2012 CMBS Loan”). The total amount of funds necessary to prepay and defease the 2012 CMBS Loan was approximately $479.0 million. Upon prepayment and full defeasance, the Properties and Unencumbered Properties were released as security for the 2012 CMBS Loan.
The Lender and certain of its affiliates have performed investment banking, commercial lending and advisory services for the Company and its subsidiaries from time to time, for which they have received customary fees and expenses, including in connection with the Company’s initial public offering and credit facilities. These parties may, from time to time, engage in transactions with, and perform services for the Company and its subsidiaries in the ordinary course of their business.

Item 2.02	Results of Operations and Financial Condition

On February 17, 2016, the Company issued a press release reporting its financial results for the thirteen weeks ended December 27, 2015. A copy of the release is attached as Exhibit 99.1.

The information contained in Item 2.02 of this report, and the exhibit attached hereto, is being furnished and shall not be deemed “filed” for any purpose, and shall not be deemed incorporated by reference in any document whether or not filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, regardless of any general incorporation language in any such document.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated herein by reference.

Item 2.05	Costs Associated with Exit or Disposal Activities

On February 12, 2016, the Company decided to close 14 Bonefish restaurants (“Bonefish Restructuring”). The Company expects to substantially complete these restaurant closings through the first quarter of 2019. In connection with the Bonefish Restructuring, the Company reassessed the future undiscounted cash flows of the impacted restaurants, and as a result, the Company recognized pre-tax asset impairments of approximately $24.2 million during the thirteen weeks and fiscal year ended December 27, 2015.

The Company currently expects to incur additional charges of approximately $4.5 million to $7.5 million over the next five years related to the closures. Such costs include lease obligations, employee terminations and other closure related obligations. Total future cash expenditures of $11.0 million to $13.5 million, primarily related to lease liabilities, are expected to occur through October 2024.

The amounts and timing of all estimates are subject to a number of assumptions and actual results may differ.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release of Bloomin’ Brands, Inc. dated February 17, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOOMIN’ BRANDS, INC.
(Registrant)

Date:	February 17, 2016	By:	/s/ David J. Deno
David J. Deno
Executive Vice President and Chief Financial and Administrative Officer (Principal Financial and Accounting Officer)

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